Inland
Real Estate Income Trust, Inc.
50 YEARS
2901 Butterfield Road | Oak Brook, IL 60523 | 800.826.8228
inland-investments.com

February 15, 2019

Dear Fellow Stockholder:

I am pleased to inform you that the management team and Board of Directors (the "Board") of Inland Real Estate Income Trust, Inc. ("Inland Income Trust" or the "REIT") has announced a long-term strategic plan to move toward a liquidity event in the next 24 to 36 months, or sooner, market conditions permitting, most likely through a listing on a public securities exchange. The plan is explained below.

As you know, the retail real estate market is quickly evolving to accommodate consumers' wants and needs. The fact is that some forms of retail real estate are in transition due to, among other things, changes in consumer shopping preferences and internet competition, while others, such as grocery-anchored neighborhood shopping centers, generally continue to deliver solid performance.

Grocery-anchored shopping centers, the primary focus of Inland Income Trust, are more relevant now than ever. These centers are anchored by a grocer or major retailer with grocery operations that have high levels of foot traffic and serve as the draw for smaller retailers. Despite certain department store closings, grocery-anchored retail has proven to be extraordinarily resilient.[1] As of December 31, 2018, our 94.7% economically occupied portfolio was comprised of 59 retail properties. While more than 80% of our annualized base rent, or ABR, is generated from properties anchored or shadow anchored by grocers, 38% comes from non-grocery big box retailers that may continue to be at risk of closing or downsizing.

Thus, our strategic plan centers around owning a portfolio of 100% grocery-anchored properties in strong secondary and tertiary markets with lower exposure to big box retailers. Given the resiliency and value placed on grocery-anchored retail by the market, we believe that a grocery-anchored portfolio will allow us to drive operating performance and better position the REIT for a successful liquidity event. As part of this strategy, our management team and Board will consider the opportunistic sale of certain assets with the goal of redeployment of capital into the acquisition of strategically located grocery-anchored centers, as well as the redevelopment of select centers within the current portfolio.

In connection with the strategic plan, and to support the overall goals of repositioning, cash flow retention, and creation of long-term stockholder value, the Board has approved amendments to the REIT's Share Repurchase Program ("SRP") providing for voluntary redemptions at 80% of the REIT's current Net Asset Value ("NAV"). Repurchase requests in connection with death or disability will continue to be redeemed at NAV. The amendments to the SRP also include flexibility related to the funds available for repurchase. The Board considered the REIT's current financial condition and capital needs to execute the strategic plan and believes that these steps will permit the REIT to preserve and deploy capital, positioning us to achieve our objectives of a liquidity event and maximizing stockholder value over the long-term. In support of these strategic goals, Inland Income Trust's business manager has agreed to eliminate the payment of all the REIT's future acquisition and disposition fees, which we believe will further enhance entity level performance. Visit inland-investments.com/inland-incometrust/sec-filings or the SEC's website at sec.gov to view the REIT's Form 8-K, which provides detailed information about the amendments to the REIT's SRP and agreement with its business manager.

Inland Income Trust has retained Barclays, the global investment banking firm, on an exclusive basis in connection with the REIT's development and execution of its strategic plan.

We intend to make substantial progress on our plan in the months to come – and we look forward to updating you along the way. If you have questions regarding your investment in Inland Income Trust, please contact your financial advisor or our **Investor Services team at 800.826.8228**.

Sincerely,
INLAND REAL ESTATE INCOME TRUST, INC.





Mitchell Sabshon
President and Chief Executive Officer

Enclosure
cc: Trustee, Broker Dealer, Financial Advisor

[1]NAI Global. Is the Grocery Anchor Still Relevant? April 25, 2018.

This letter contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as "may", "can", "would", "will", "expect", "intend", "estimate", "anticipate", "plan", "seek", "appear", or "believe". Such statements reflect the current view of Inland Income Trust with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to the acquisition of any property, general economic conditions, unforeseen events affecting the real estate industry or particular markets, and other factors detailed under Risk Factors in our most recent Form 10-K and subsequent Form 10-Qs or 8-K's on file with the Securities and Exchange Commission.

Although Inland Income Trust believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. You should exercise caution when considering forward-looking statements and not place undue reliance on them. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Inland Income Trust undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to Inland Income Trust or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.